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                                                                    Exhibit 10.5


                               PEN HOLDINGS, INC.

                              EXECUTIVE BONUS PLAN










                            (Effective June 1, 1996)
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                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
1.   GENERAL .............................................................   1

2.   DEFINITIONS .........................................................   2
     A. Board ............................................................   2
     B. Chairman .........................................................   2
     C. Participant ......................................................   2
     D. Plan .............................................................   2

3.   BONUS DETERMINATION .................................................   2

4.   ADMINISTRATION OF PLAN ..............................................   4

5.   SPECIAL TERMS AND CONDITIONS ........................................   5

6.   AMENDMENT, SUSPENSION, OR TERMINATION ...............................   6

7.   GOVERNING LAW; SEVERABILITY .........................................   6


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                              EXECUTIVE BONUS PLAN

                               PEN HOLDINGS, INC.

         This EXECUTIVE BONUS PLAN, the "Plan", is dated effective as of June 1, 1996, and has been created and adopted by Pen Holdings, Inc., the "Company", a corporation organized and existing under the laws of the State of Tennessee, for the general purpose of the Plan is to award performance based incentive compensation to certain executive personnel of the Company. Through the Plan, the Company intends to encourage its executive personnel to maximize their efforts to guide and assist the Company in reaching its financial goals and objectives as may be established from time to time.

         1. GENERAL. The Plan is intended to provide certain of the Company's executive personnel, as may be selected and designated from time to time by the Chairman, with bonus compensation awards. The "Executive Bonus" awards shall be determined in part as a percentage of the compensation of each such executive and in part upon the Company's attainment of its targeted return on investment during a calendar year.


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         2.  DEFINITIONS.

             A.  Board. The word "Board" means the Company's Board of Directors.

             B. Chairman. The word "Chairman" means the chairman of the Company as elected by its Board of Directors.

             C. Participant. The term "Participant" refers to those executive employees of the Company as are selected and designated from time to time by the Chairman to participate in the Plan.

             D. Plan. The word "Plan" means this Executive Bonus Plan as set forth in this document, as the same may be amended from time to time.

         3.  BONUS DETERMINATION.

             A. For each calendar year during the operation of the Plan, including 1996, each of the Company's executive personnel as may be selected and designated by the Chairman as a participant in the Plan for such year shall be paid an Executive Bonus equal in amount to the product determined when the such


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executive's Base Compensation is multiplied by such executive's Percentage of
Compensation Factor and the product obtained is then multiplied by the Company's Percentage of Targeted Return on Investment Earned Factor for such calendar year.

         B. For purposes of this Plan, a Participant's "Base Compensation" shall be the amount of such executive's regular cash compensation for the relevant calendar year, determined without including the value of any fringe benefits or allowances.

         C. The Percentage Compensation Factor for the Chairman shall be stated as a percentage of less than One Hundred percent (100%) and shall be fixed from time to time by the Board and shall continue unchanged from year to year unless modified by the Board. The Percentage Compensation Factor for all other executive personnel participating in this Plan shall be stated as a percentage and shall be fixed from time to time by the Chairman at a percentage rate which does not exceed the Percentage Compensation Factor established by the Board for the Chairman.

         D. The Board shall from time to time establish the Company's targeted return on investment. The Percentage of Targeted Return on Investment Earned Factor for any calendar year shall be the percentage determined when the



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Company's actual return on investment for the calendar year is divided by the targeted return on investment as established by the Board for that calendar year. All determinations of the Company's actual return on investment shall be made from the Company's annual statement of income and balance sheet as prepared from the books and records of the Company in accordance with generally accepted accounting principles consistently applied as certified by the Company's independent public accountants. In no event shall the Percentage of Targeted Return on Investment Earned Factor exceed One Hundred Fifty percent (150%).

         4.  ADMINISTRATION OF PLAN.

             A. The Chairman shall have full power and authority to construe, interpret, and administer the Plan and may from time to time adopt such rules and regulations for carrying out the Plan as the Chairman may deem proper and in the best interests of the Company.

             B. Subject to the terms and conditions of this Plan, the Chairman shall have exclusive jurisdiction: [i] to select and designate from time to time executive employees of the Company to participate in this Plan, [ii] to determine the Percentage of Compensation Factor for each such executive for each calendar year such executive participates in this Plan, and [iii] to resolve all questions relating to


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the administration and operation of this Plan. The determination by the
Chairman of any provisions of this Plan or any questions hereunder shall be final, conclusive, and binding upon all affected persons.

         5.  SPECIAL TERMS AND CONDITIONS.

             A. The opportunity to participate in the Plan is personal and such opportunity may not be transferred or assigned, whether voluntarily or involuntarily, or by the laws of descent and distribution; provided, however, that in the event of the death of an executive participant in the Plan, a proportionate part of the Executive Bonus for such deceased executive participant based upon the portion of such calendar year elapsing prior to such death shall be paid to the estate of such executive.

             B. A Participant in the Plan must be employed by the Company at the time of payment, and the termination of such employment prior to the date of payment shall terminate any rights of such executive to receive any unpaid Executive Bonus hereunder.


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         C.  This Plan and any selection and designation of an executive to participate in this Plan shall not confer, modify, or otherwise affect any rights with respect to continued employment by the Company.

     6. AMENDMENT, SUSPENSION, OR TERMINATION. The Board shall have the right at any time and from time to time to amend, suspend, or terminate this Plan in any respect.

     7. GOVERNING LAW; SEVERABILITY. This Plan shall be governed by and construed under the laws of the State of Tennessee. The invalidity or unenforceability of any provision of this Plan shall not affect the validity and enforceability of the remaining provisions of this Plan, and such invalid or unenforceable provision shall be stricken to the extent necessary to preserve the validity and enforceability of the remainder of this Plan.


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